INVESTMENT ADVISORY AGREEMENT
THIS AGREEMENT is made as of this 1 st day of July, 2006, between the Diversified Value Portfolio of Vanguard Variable Insurance Fund, a Delaware business trust (the ?Trust?), and Barrow, Hanley, Mewhinney
& Strauss, Inc., a Nevada corporation (the ?Advisor?).
W I T N E S S E T H
   WHEREAS the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the ? 1940 Act?);
   WHEREAS, the Trust retains the Advisor to render investment advisory services to the Fund under an Investment Advisory
Agreement, dated as of November 1,2000 (the ?Prior Agreement?);
   WHEREAS, the Trust desires to amend and restate such Investment Advisory Agreement in certain respects, and the Advisor is willing to render investment advisory services to the Fund in accordance with such amendments.
NOW THEREFORE, in consideration of the mutual promises and undertakings set forth in this ?Agreement,? the Trust and the Advisor hereby agree as follows:
1. Appointment of Advisor. The Trust hereby employs the Advisor as investment advisor, on the terms and conditions set forth herein, for the portion of the assets of the Fund that the Trust's Board of Trustees (the "Board of Trustees") determines in its sole discretion to assign to the Advisor from time to time (referred to in this Agreement as the "BHMS Portfolio"). As of the date of this Agreement, the BHMS
Portfolio will consist of the portion of the assets of the Fund that the Board of Trustees has determined to assign to the Advisor, as communicated to the Advisor on behalf of the Board of Trustees by The Vanguard Group, Inc. ("Vanguard"), including cash that may be directed to The Vanguard Group, Inc. for cash management purposes.
The Board of Trustees may, fiom time to time, make additions to, and withdrawals from, the assets of the Fund assigned to the Advisor. The Advisor accepts such employment and agrees to render the services herein set forth, for the compensation herein provided.
2. Duties of Advisor. The Trust employs the Advisor to manage the investment and reinvestment of the assets of the BHMS Portfolio; to continuously review, supervise, and administer an investment program for the BHMS Portfolio; to determine in its discretion the securities to be purchased or sold and the portion of such assets to be held uninvested; to provide the Fund with all records concerning the activities of the Advisor that the Fund is required to maintain; and to render regular reports to the Trust?s officers and Board of Trustees concerning the discharge of the foregoing responsibilities. The Advisor will discharge the foregoing responsibilities subject to the supervision and oversight of the Trust?s officers and the Board of Trustees, and in compliance with the objectives, policies and limitations set forth in the Fund?s prospectus and Statement of Additional Information, any additional operating policies or procedures that the Fund communicates to the Advisor in writing, and applicable laws and regulations. The Advisor agrees to provide, at its own expense, the office space, firnishings and equipment, and personnel required by it to perform the services on the terms and for the compensation provided herein.
3. Securities Transactions. The Advisor is authorized to select the brokers or dealers that will execute purchases and sales of securities for the BHMS Portfolio, and is directed to use its best efforts?to obtain best execution for such transactions. In selecting brokers or dealers to execute trades for the BHMS Portfolio, the Advisor will comply with all applicable statutes, rules, interpretations by the Securities and Exchange Commission or its staff, other applicable law, and the written policies established by the Fund?s Board of Trustees and communicated to the Advisor in writing.
4. Compensation of Advisor. For services to be provided by the Advisor pursuant to this Agreement, the Fund will pay to the Advisor, and the Advisor agrees to accept as fill compensation therefore, an investment advisory fee at the rate specified in Schedule A to this Agreement. The fee will be calculated based on annual percentage rates applied to the average daily net assets of the BHMS Portfolio (?Base Fee?) and will be paid to the Advisor quarterly. Further, the investment advisory fee will be increased or decreased by applying a performance adjustment (?Performance Adjustment?), as specified in Schedule A.
Notwithstanding the foregoing, for services rendered pursuant to this Agreement, the Fund shall pay to the Advisor, for the 12 fiscal quarters within which this Agreement is in effect, a Performance Fee
Adjustment calculated as described in Schedule B.
5. Reports. The Fund and the Advisor agree to furnish to each other current prospectuses, proxy statements, reports to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.
6.     Compliance with Applicable Law and Board Requirements. The
Advisor agrees to comply with all Applicable Law and all policies, procedures or reporting requirements that the Board of Trustees of the Trust reasonably adopts and communicates to the Advisor in writing, including, without limitation, any such policies, procedures or reporting requirements relating to soft dollar or directed brokerage arrangements. ?Applicable Law? means (i) the ?federal securities laws?
as defined in Rule 38a-l(e)(l) under the 1940 Act, as amended from time to time, as they relate to the services provided by the Advisor to the Trust pursuant to this Agreement, and (ii) any and all other laws, rules, and regulations, whether foreign or domestic, in each case applicable at any time and from time to time to the investment management operations of the Advisor.
7. Status of Advisor. The services of the Advisor to the Fund are not to be deemed exclusive, and the Advisor will be free to render similar services to others so long as its

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services to the Fund are not impaired thereby. The Advisor will be deemed to be an independent contractor and will, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the
Fund or the Trust.
8.     Liability of Advisor. No provision of this Agreement will be deemed to protect the Advisor against any liability to the Fund or its shareholders to which it might otherwise be subject by reason of any willhl misfeasance, bad faith or gross negligence in the performance of its duties or the reckless disregard of its obligations under this
Agreement.
9. Limitations on Consultations. The Advisor is prohibited fiom consulting with other advisors of the Fund, except Vanguard, concerning transactions for the Fund in securities or other assets.
10.     Duration; Termination; Notices; Amendment. This Agreement
will become effective on the date hereof and shall continue in effect for successive twelve-month periods, only so long as this Agreement is approved at least annually by votes of the Trust?s Board of Trustees who are not parties to such Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval. In addition, the question of continuance of the
Agreement may be presented to the shareholders of the Fund; in such event, such continuance will be effected only if approved by the affirmative vote of a majority of the outstanding voting securities of the
Fund.
Notwithstanding the foregoing, however, (i) this Agreement may at any time be terminated without payment of any penalty either by vote of the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, on thirty days? written notice to the Advisor, (ii) this Agreement will automatically terminate in the event of its assignment, and (iii) this Agreement may be terminated by the Advisor on ninety days? written notice to the Fund. Any notice under this Agreement will be given in writing, addressed and delivered, or mailed postpaid, to the other party as follows:
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If to the Fund, at:
Vanguard Variable Insurance Fund P.O.Box 2600 Valley Forge,
PA 19482 Attention: Joseph P. Brennan Telephone: 61 0-503-
2042 Facsimile: 61 0-503-5855
If to the Advisor, at:
Barrow, Hanley, Mewhinney & Strauss, Inc. JPMorgan Chase
Tower 2200 Ross Avenue, 3 1 st Floor Dallas, TX 75201 Attn:
James P. Barrow Phone: 2 14-665-1900 Fax: 214-953-7543
This Agreement may be amended by mutual consent, but the consent of the Trust must be approved (i) by a majority of those members of the Board of Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (ii) to the extent required by the 1940 Act, by a vote of a majority of the outstanding voting securities of the Fund of the Trust.
As used in this Section 10, the terms ?assignment,? ?interested persons,? and ?vote of a majority of the outstanding voting securities?
will have the respective meanings set forth in Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the 1940 Act.
11.     Severability. If any provision of this Agreement will be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.
12. Confidentiality. The Advisor shall keep confidential any and all information obtained in connection with the services rendered hereunder and relating directly or indirectly to the Fund, the Trust, or Vanguard and shall not disclose any such information to any person other than the Trust, the Board of Trustees of the Trust, Vanguard, and
any director, officer, or employee of the Trust or Vanguard, except (i)
with the prior written consent of the Trust, (ii) as required by law, regulation, court order or the rules or regulations of any self-regulatory organization, governmental body or official having jurisdiction over the Advisor, or (iii) for information that is publicly available other than due to disclosure by the Advisor or its affiliates or becomes known to the Advisor from a source other than the Trust, the Board of Trustees of the Trust, or Vanguard.
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13.     Proxy Policy. The Advisor acknowledges that Vanguard will vote the shares of all securities that are held by the Fund unless other mutually acceptable arrangements are made with the Advisor with respect to the BHMS Portfolio.
14.     Governing Law. All questions concerning the validity, meaning, and effect of this Agreement shall be determined in accordance with the laws (without giving effect to the conflict-of-law principles thereof) of the State of Delaware applicable to contracts made and to be performed in that state.
IN WITNESS WHEREOF, the parties hereto have caused this
Amended and Restated Investment Advisory Agreement to be
executed as of the date first set forth herein.
Barrow, Hanley,
Vanguard Variable Insurance
Mewhinney & Strauss Inc.                       Fund

/s/James P. Barrow 03/29/2006
/s/John J. Brennan 04/21/2006
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Signature
Signature

James P. Barrow
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